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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

Filed by the Registrant ☒
Check the appropriate box:
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☐	Soliciting Material Under Rule 14a-12
CONDOR TECHNOLOGY SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Condor Technology Solutions, Inc.	The Warehouse at Camden Yards 351 West Camden Street, Suite 801 Baltimore, MD 21201 Tel: 410.246.7373 Fax: 410.246.5230

                        April 8, 2002

Dear Stockholders:

        It is my pleasure to invite you to the 2002 Annual Meeting of Stockholders of Condor Technology Solutions, Inc., to be held on Tuesday, May 14, 2002, at 10:00 a.m. EST at The Warehouse at Camden Yards at 333 West Camden Street in Baltimore, Maryland.

        At the meeting, we will report on the important activities and accomplishments of the Company and review the Company's financial performance and business operations. You will have the opportunity to ask questions and gain an up-to-date perspective on your Company and its activities. You will also have the opportunity to meet your directors and other executives of the Company.

        The meeting will also be devoted to consideration and voting upon proposals, including the election of one Class II director, ratification of the appointment of BDO Seidman, LLP, as the independent accountants for 2002, and consideration of other business matters properly brought before the meeting.

        Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. I, therefore, urge you to complete, date, sign and return your proxy card promptly in the enclosed envelope. Your return of a proxy in advance will not affect your right to vote in person at the Annual Meeting.

        I hope that you will attend the Annual Meeting. The officers and directors of the Company look forward to seeing you at that time.

Very truly yours,

J. L. Huitt, Jr. President and Chief Executive Officer

Condor Technology Solutions, Inc.
351 West Camden Street, Suite 801
Baltimore, MD 21201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 14, 2002

To our Stockholders:

        The Annual Meeting of Stockholders of Condor Technology Solutions, Inc., will be held on Tuesday, May 14, 2002, at 10:00 a.m. EST at The Warehouse at Camden Yards at 333 West Camden Street in Baltimore, Maryland, for the following purposes:

  1.
  To elect one Class II director for a term of three years and until his successor has been elected and qualified;

  2.
  To ratify the appointment of BDO Seidman, LLP, as the Company's independent accountants for 2002; and

  3.
  To transact such other business as may properly come before the meeting.

        WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. No postage need be affixed to the return envelope if mailed in the United States. If you attend the meeting, you may revoke your proxy and vote in person by ballot.

John F. McCabe Vice President, General Counsel and Secretary

Baltimore, Maryland
April 8, 2002

CONDOR TECHNOLOGY SOLUTIONS, INC.
351 West Camden Street, Suite 801
Baltimore, MD 21201

PROXY STATEMENT

        This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy Card are being furnished in connection with the solicitation by the Board of Directors of Condor Technology Solutions, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders scheduled to be held on Tuesday, May 14, 2002, at 10:00 a.m. EST, at The Warehouse at Camden Yards at 333 West Camden Street in Baltimore, Maryland, and any adjournment or postponement thereof (the "Meeting"). This Proxy Statement and the enclosed Proxy Card are being furnished on or about April 8, 2002, to all holders of record of the Company's Common Stock as of 5:00 p.m. EST on March 31, 2002. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, accompanies this Proxy Statement.

        At the Meeting, stockholders will elect one Class II director, to serve for a term of three years. Stockholders will also act upon a proposal to ratify the appointment of BDO Seidman, LLP, as the Company's independent accountants for 2002.

VOTING SECURITIES AND RECORD DATE

        The Board of Directors has fixed 5:00 p.m. EST on March 31, 2002, as the record date (the "Record Date") for determination of stockholders entitled to notice of and to vote at the Meeting. As of the Record Date, there were 26,925,604 shares of Common Stock issued and outstanding and there were no other voting securities of the Company outstanding. Each outstanding share of Common Stock entitles the record holder thereof to one vote.

VOTING RIGHTS AND SOLICITATION OF PROXIES

        Eligible stockholders of record may vote at the Meeting in person or by means of the enclosed Proxy Card. You may specify your voting choices by marking the appropriate boxes on the Proxy Card. The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to or at the Meeting, will be voted in accordance with the instructions specified thereon. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted by the proxy holders as recommended by the Board of Directors.

        The Board of Directors encourages you to complete and return the Proxy Card even if you plan to attend the Meeting. You may revoke your proxy at any time before it is voted at the Meeting by giving written notice of revocation to the Secretary of the Company, by submitting a proxy card bearing a later date or by attending the Meeting in person and casting a ballot.

        The proxy holders, J. L. Huitt, Jr. and John F. McCabe, will vote all shares of Common Stock represented by Proxy Cards that are properly signed and returned by stockholders. The Proxy Card also authorizes the proxy holders to vote the shares represented with respect to any matters not known at the time this Proxy Statement was printed that may properly be presented for consideration at the Meeting. YOU MUST RETURN A SIGNED PROXY CARD IF YOU WANT THE PROXY HOLDERS TO VOTE YOUR SHARES OF COMMON STOCK. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO IT BEING VOTED BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

        Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

        The cost of soliciting proxies will be borne by the Company. Following the mailing of proxy solicitation materials, proxies may be solicited by directors, officers and employees of the Company and its subsidiaries personally, by telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares of Common Stock for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies.

PROPOSAL 1
ELECTION OF DIRECTORS

        The Amended and Restated By-Laws of the Company (the "By-Laws") provide that the Company's business shall be managed under the direction of a Board of Directors, with the number of directors to be fixed by the Board of Directors from time to time. The Board of Directors has fixed the number of directors which shall constitute the entire Board of Directors at four.

        Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Company's Board of Directors is divided into three classes: Class I, Class II and Class III, each class being as nearly equal in number as possible. The directors in each class serve terms of three years and until their respective successors have been elected and qualified. There is presently one director in each of Class I and Class II and two directors in Class III.

        The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of the one Class II director, Dennis E. Logue, will expire at the Meeting. The other three directors will remain in office for the remainder of their respective terms, as indicated below.

        Director candidates are nominated by the Board of Directors. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth in the By-Laws.

        The nominee for election as a Class II director has consented to being named as a nominee for director of the Company and has agreed to serve if elected. In the event that the nominee should become unavailable or unable to serve as a director, the persons named as proxies on the Proxy Card will vote for the person the Board of Directors recommends.

        Set forth below is certain information regarding the nominee for Class II director and each Class I and Class III director, whose terms of office will continue after the Meeting.

Nominee for Class II Director—Proposed to Hold Office until 2005

        Dennis E. Logue, 58, has been a director of the Company since March 1998. Since July 2001, Mr. Logue has been the Dean of the Price College of Business at the University of Oklahoma. Previously, Mr. Logue held various faculty positions at the Amos Tuck School of Business Administration at Dartmouth College since 1974, including Professor of Management from July 1985 to June 2001 and Associate Dean from July 1989 to June 1993. From January 1994 to January 1995, Mr. Logue was the Economic Advisor to the Governor of New Hampshire. Prior to joining the faculty at the Amos Tuck School in 1974, Mr. Logue taught at Indiana University and worked at the U.S. Treasury as a senior research economist. In addition, Mr. Logue has been a visiting professor at the University of California at Berkeley, the University of Virginia and Georgetown University. He also serves on the board of directors of Sallie Mae (GSE), Promontory Software Technology and Waddell & Reed Financial Services. Mr. Logue is also a Trustee of the Josiah Bartlett Center for Public Policy. Mr. Logue received a Bachelor of Arts degree in English and philosophy from Fordham University, a master's degree in business administration from Rutgers University and a Ph.D. in managerial economics from Cornell University.

Incumbent Class III Directors—To Continue in Office until 2003

        Ann Torre Grant, 44, has been a director of the Company since March 1998. Ms. Grant has been a strategic and financial consultant since December 1997. Ms. Grant was Executive Vice President, Chief Financial Officer and Treasurer of NHP, Incorporated ("NHP"), a multifamily property management company, from February 1995 until the sale of NHP in December 1997. From 1989 to February 1995, Ms. Grant held various corporate finance positions with US Airways, serving as Vice President and Treasurer from 1991 to 1995. From 1983 to 1988, Ms. Grant held various corporate finance positions with American Airlines. Ms. Grant is a director of USA Education, Inc. (Sallie Mae) and Franklin Mutual Series Funds. Ms. Grant received a bachelor in business administration from the University of Notre Dame and a masters in business administration from Cornell University.

        William M. Newport, 66, has been a director of the Company since February 1998. In addition, Mr. Newport has been a Director and Chairman of the Audit Committee of the Corporation for National Research Initiatives, a non-profit national information infrastructure research and development organization, since 1990. Mr. Newport retired from Bell Atlantic Corporation in December 1992 as Vice President of Strategic Planning and a member of the Office of the Chairman after 36 years in the telecommunications industry. Mr. Newport was the President and Chief Executive of AT&T's cellular subsidiary from 1981 to 1983 when he joined the newly formed Bell Atlantic Corporation. Mr. Newport received a Bachelor of Science degree in electrical engineering from Purdue University and a masters of Science degree in management from the Sloan School of Business at the Massachusetts Institute of Technology, which he attended as a Sloan Fellow.

Incumbent Class I Director—To Continue in Office until 2004

        Peter T. Garahan, 55, has been a director of the Company since February 1998 and Chairman of the Board since March 2, 2001. Mr. Garahan was Vice Chairman of Teligent, Inc., a broadband communications company, during 2001. From December 1997 through December 1999, Mr. Garahan was Chief Operating Officer of Amteva Technologies, an Enhanced Voice Services Software Company. From March 1995 to December 1996, Mr. Garahan was Executive Vice President—Sales and Marketing of Mitchell International, an IT company servicing the automotive industry and a subsidiary of the Thomson Corporation, a major publishing and information company. From May 1992 through December 1996, Mr. Garahan was President of Mitchell Medical, formerly Medical Decision Systems, a software company specializing in automotive medical insurance claims analysis. Mr. Garahan serves on the board of directors of Celeris Corporation and Global Learning Systems, Inc. Mr. Garahan received a Bachelor of Arts degree from the State University of New York at Stony Brook and a master's degree in business administration from Cornell University and is a veteran of the United States Navy.

Compensation of Directors

        None of the Company's current directors are also officers or employees of the Company. Each director receives an annual retainer fee of $30,000, plus $1,000 per day or any portion of a day for attendance at meetings of the Board of Directors and any Committee of the Board, $500 for each telephonic meeting of the Board or Committee of the Board; and $250 per hour for services requested by the Company. Instead of the annual retainer fee noted above, Mr. Garahan receives a fee of $5,000 per month for his services as Chairman of the Board. In addition, under the Company's 1997 Long-Term Incentive Plan, each non-employee director is entitled to receive, subject to certain exceptions, an annual grant of options to acquire 5,000 shares of the Company's Common Stock at the first meeting of the Board of Directors immediately following an annual meeting of the Company's stockholders at which such director is re-elected or remains a director. In addition, each person who becomes a non-employee director in the future will be granted automatically an option to acquire 10,000 shares upon such person's initial election as a director. Each such option will have an exercise price equal to the fair market value per share of Common Stock on the date of grant. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and visiting the Company's offices and other specified locations in their capacity as directors.

Board of Directors' Meetings and Committees

        During 2001, the Board of Directors held 12 meetings, the Audit Committee held ten meetings and the Compensation Committee held one meeting. Each incumbent director of the Company attended at least 75% of all Board meetings and at least 75% of all meetings of each committee on which such director served.

        The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent accountants and consists of Ms. Grant (Chair) and Messrs. Garahan, Logue and Newport, who are all independent directors. The Compensation Committee approves salaries and certain incentive compensation for management and key employees of the Company, administers the 1997 Long-Term Incentive Plan, administers the 2000 Employee Stock Purchase Plan, reviews executive benefit plans and health and welfare plans, and consists of Messrs. Garahan (Chair), Logue and Newport, and Ms. Grant.

Required Approval

        Election of a director requires a plurality of the votes cast at the meeting of stockholders.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 1, 2002, by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each named executive officer; and (iv) all executive officers and directors as a group. Unless otherwise indicated, all persons listed have an address in care of the Company's principal executive offices and have sole voting and investment power with respect to their shares.

NAME OF BENEFICIAL OWNER	NUMBER	PERCENT
Mertz & Moyer(1)	15,230,954	56.5%
Michael Louden(2)	2,516,311	9.3
Peter T. Garahan(4)	8,333	*
Ann Torre Grant(4)	10,333	*
Kennard F. Hill(3)	55,000	*
J. L Huitt, Jr.	—	*
Dennis E. Logue(4)	8,433	*
Patrick J. Mallon(5)	15,619	*
John F. McCabe	26,989	*
William M. Newport(4)	8,333	*
All directors and executive officers as a group (9 persons)	2,649,351	9.8%

*
less than 1.0%

1.
Registered owner of shares issued to a trust established by the Company's lender group. These shares were issued in exchange for cancellation of approximately $12.1 million of debt.

2.
Of this total, 2,515,411 shares are held by Marbury Manor, LLC, of which Mr. Louden has voting control.

3.
Of this total, 20,000 shares are held of record by the Hill-Craft Irrevocable Family Trust, of which Mr. Hill and his spouse, Shirley Craft, are trustees and share voting power and investment power with respect to such shares.

4.
The amount shown includes options to purchase 8,333 shares of Common Stock that are currently exercisable.

5.
The amount shown includes options to purchase 9,583 shares of Common Stock that are currently exercisable.

EXECUTIVE COMPENSATION

        The following table sets forth information regarding compensation for the years ended December 31, 2001, 2000, and 1999 of the Company's Chief Executive Officer and the other four most highly compensated executive officers during 2001 (the "Named Executive Officers").

Summary Compensation Table

							Long-Term Compensation
		Annual Compensation
							Securities Underlying Options		Restricted Stock Awards(3)		Other Compen- sation(4)
	Year	Salary		Bonus(1)		Other(2)
Kennard F. Hill(6) Former Chairman of the Board, President and Chief Executive Officer	2001 2000 1999	$62,500 435,537 446,446		$	— — —	$7,550 45,300 41,525	— — 25,000	(5)	$	— — 175,959	$209,745 7,404 9,688	(9)
J.L. Huitt, Jr.(6) President and Chief Executive Officer	2001	351,900	(7)		—	—	—			—	—
Michael Louden(6) Executive Vice President	2001 2000 1999	208,336 231,042 178,750			— 294,000 —	— — —	— — 10,000	(5)		— — 10,055	8,201 5,528 7,301
Patrick Mallon(6) Senior Vice President	2001 2000 1999	178,195 153,846 140,000			— 29,000 44,878	— — —	25,000 — 6,250	(8) (8)		— 15,530 —	4,826 7,310 4,207
John F. McCabe(6) Vice President and General Counsel	2001 2000 1999	175,000 177,692 174,417			— 85,000 35,000	— — —	— — 20,000	(5)		— — 150,174	3,382 3,523 3,619

1.
Bonus amounts are reflected in the year to which they are attributable and not the year in which they are paid.

2.
Fringe benefit amounts are omitted to the extent the aggregate value of such benefits is less than 10% of the sum of salary and bonus, or $50,000. The amount shown for Mr. Hill reflects a housing allowance.

3.
Restricted stock awards were granted to certain members of management under which restricted Common Stock was acquired at a price of $0.01 per share. Ownership of this restricted Common Stock vested ratably over 18 to 36 months. The amounts shown represent the full dollar value of the shares of Common Stock based on the closing market price on the date of grant, less the $0.01 per share exercise price.

4.
Consists of matching contributions under a defined contribution 401(k) or profit sharing plan and the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of the Named Executive Officer.

5.
These options were cancelled as of August 1999.

6.
Mr. Hill retired from the Company and from the Board of Directors on March 2, 2001. Mr. Huitt joined the Company on February 27, 2001. Mr. Louden joined the Company on June 30, 1998. Mr. Mallon was appointed as Senior Vice President on June 11, 2001. Mr. McCabe joined the Company on June 15, 1998.

7.
Mr. Huitt is engaged as a consultant through McShane Group. All amounts were paid to McShane Group. Amounts are reflected in the year to which they are attributable and not the year in which they are paid.

8.
These options represent one half of the original options issued in accordance with a one-for-two reverse stock split that was effective December 26, 2001.

9.
Other compensation for Mr. Hill includes $200,000 of severance payments.

Option Grants in Last Fiscal Year

        Options granted to the Named Executive Officers during 2001 are set forth in the following table. No stock appreciation rights ("SARs") were granted during 2001.

	Number of Shares Underlying Options Granted(3)	Percent of Total Options Granted to Employees in 2001			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name			Exercise Price ($/share)(1)	Expiration Date
					5%($)	10%($)
Kennard F. Hill	—	—	$—	—	$—	$—
J. L. Huitt, Jr.	—	—	—	—	—	—
Michael Louden	—	—	—	—	—	—
Patrick J. Mallon	25,000	7.6%	$0.06	7/2/11	943	2,391
John F. McCabe	—	—	—	—	—	—

1.
The exercise price of each option was equal to at least the fair market value of the underlying Common Stock on the date of grant, as determined in accordance with the 1997 Long-Term Incentive Plan, increased to reflect a one-for-two reverse stock split effective December 26, 2001. Each option vests ratably over a three year period.

2.
Future value of current-year grants assuming appreciation of 5% and 10% per year over the applicable option term. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

3.
These options represent one half of the original options issued in accordance with a one-for-two reverse stock split that was effective December 26, 2001.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table provides the specified information concerning unexercised options held as of December 31, 2001 by the Named Executive Officers. There were no options exercised by the Named Executive Officers, and no SARs outstanding, during 2001.

Number of Securities Underlying Unexercised Options at December 31, 2001(1)
Value of Unexercised in-the-Money Options at December 31, 2001(2)
Shares Acquired on Exercise
Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Kennard F. Hill	—	$—	—	—	$—	$—
J. L. Huitt, Jr.	—	—	—	—	—	—
Michael Louden	—	—	—	—	—	—
Patrick J. Mallon	—	—	9,583	26,667	—	500
John F. McCabe	—	—	—	—	—	—

1.
These options represent one half of the original options issued in accordance with a one-for-two reverse stock split that was effective December 26, 2001.

2.
The last reported sales price of the Common Stock on December 31, 2001, as reported on OTC Pink Sheets, was $0.08.

Certain Relationships and Related Transactions

        In connection with the acquisition of Louden Associates, Inc. ("LAI") by the Company on June 30, 1998, and as consideration for his interest in LAI, Mr. Louden, who is an executive officer of the Company, received 217,486 shares of Common Stock and approximately $2.6 million in cash. Additionally, pursuant to an arrangement in the purchase agreement, Mr. Louden earned additional consideration of approximately $6.8 million in cash and Common Stock, of which $2.0 million was paid in 1999. On September 27, 2001, the Company entered into a Settlement Agreement with Mr. Louden and Marbury Manor LLC, a Maryland limited liability company ("Marbury") as assignee of the earn-out consideration described above, pursuant to which the Company agreed in exchange for $4.8 million of indebtedness in cash and equity, to issue to Marbury the following: promissory notes in the principal aggregate amount of $3,370,000 and 2,215,411 newly issued shares of the Company's Common Stock, at a price of $0.06 per share. In addition, the Company agreed to pay to Marbury ten percent (10%) of the revenues generated from the VA Call Center contract on a monthly basis commencing as of April 2001. All such payments shall be applied against interest and principal on the promissory notes payable to Marbury and then to repurchase Common Stock held by Marbury at the then fair market price. As of February 28, 2002, the Company has paid $413,540 to Marbury as a prepayment of principal on the notes and as interest. In addition, in December 2001, the Company repurchased 126,486 shares of the Company's Common Stock at a 20% discount to the last bid price on the effective date of the Settlement Agreement. As of March 1, 2002, Marbury holds shares representing approximately 9.3% of the Company's outstanding Common Stock.

        On October 1, 2001, the Company entered into a new Employment Agreement with Mr. Louden, with an initial term which will expire on December 31, 2003. The agreement provides for an annual base salary of $200,000 and cash bonus payments based upon certain performance thresholds. In addition, following the debt restructuring which was approved by the stockholders on December 19, 2001, Mr. Louden will be entitled to receive fully vested options for 100,000 shares (post-split) of the Company's Common Stock at the fair market value on the date of grant, and phantom stock rights for 125,000 shares (post-split) of the Company's Common Stock at $0.20 per share. Within fifteen days of the first anniversary date of the grant of his phantom stock rights pursuant to the agreement, Mr. Louden will be entitled to receive cash payment in an amount equal to the product of (i) excess of the fair market value of each share of the Company's Common Stock on the anniversary date, over $0.20 per share and (ii) the number of phantom stock rights held by Mr. Louden at the time; whereupon, any payment made to Mr. Louden with respect to a phantom stock right shall be added to the $0.20 per share initial price (together, the "Revalued PSR Price"). Likewise, future payments to Mr. Louden in respect to phantom stock rights shall be added to any prior payments and the initial price per share to determine the new Revalued PSR Price. Mr. Louden shall be entitled to receive, within fifteen days of the second and any subsequent anniversary dates of the date of grant of the phantom stock rights until December 31, 2003, cash payment in an amount equal to the product of the (i) excess of the fair market value per share on any such anniversary date over the highest prior Revalued PSR Price and (ii) the number of phantom stock rights held by him. The foregoing stock options and phantom stock rights were granted on March 18, 2002.

        On August 11, 1999, the Company entered into a severance agreement with Mr. McCabe providing for certain severance benefits in the event Mr. McCabe's employment terminates, voluntarily or involuntarily, following a change of control of the Company or a termination for good reason. The debt restructuring which was approved in December 2001 resulted in such a change of control of the Company. The severance agreement provides that in the event of such a termination of his employment, Mr. McCabe will be entitled to a lump sum payment equal to three years of his base salary.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

        The Compensation Committee determines the amount and form of compensation and benefits payable to the Company's executive officers. The Compensation Committee currently consists of four members, none of whom is a current or former employee or officer of the Company.

        In general, the goals of the Compensation Committee are to enable the Company to (i) recruit, develop and retain highly motivated and qualified executive management; (ii) maximize financial performance, balancing appropriately the short and long term goals of the Company; and (iii) align the interests of Company management with those of its stockholders through the use of stock options and incentives tied to increases in stockholder value.

        The Compensation Committee's philosophy in structuring a competitive executive compensation program is to provide for both variable incentive pay and base salary. The Committee anticipates that variable incentive compensation will become increasingly important as the Company matures and establishes baseline results. The Committee's evaluation of performance focuses on the operating and financial performance of divisions and the Company as a whole.

        The Compensation Committee reviews the compensation of the President and Chief Executive Officer and any other officer of the Company or a subsidiary with base salary compensation of $175,000 or more annually based on a variety of factors, including individual performance, market-based salary trends, and the Company's overall financial results. Base salaries for other officers are set by the Chief Executive Officer, subject to review and approval by the Compensation Committee.

        The compensation of Mr. Hill for 2001 was established pursuant to an employment agreement entered into prior to the initial public offering of the Company's Common Stock in 1998 (the "Offering"). Mr. Hill retired in March 2001. Mr. J. L. Huitt, Jr. was engaged as a consultant through McShane Group to assume the position of President and Chief Executive Officer of the Company. Amounts paid to Mr. Huitt during 2001 were made to McShane Group, and the terms of the payment were established by a consulting agreement dated February 26, 2001. Mr. Louden entered into a new employment agreement with the Company, dated October 1, 2001, for an initial term through December 31, 2003, providing for a base salary of $200,000 per year and providing for additional incentive compensation. Mr. McCabe's compensation was initially determined by an employment agreement between Mr. McCabe and the Company dated June 1998, which agreement expired after one year. Mr. Mallon's salary was initially determined by an employment agreement between Mr. Mallon and the Company dated February 1998 which expired after three years. In April 2001, Mr. Mallon's salary was increased to $180,000 per year.

        During 2000, the Compensation Committee of the Board of Directors approved an annual incentive plan (the "2000 Incentive Compensation Plan"). The purpose of the 2000 Incentive Compensation Plan is to provide senior management, as well as other key employees, with additional performance incentives in the form of an annual incentive bonus to be paid in recognition of meeting certain financial, operational and qualitative goals to be set on an annual basis. Incentive bonus levels will vary in accordance with individual and corporate performance, with senior executives and qualified employees eligible to receive a bonus of up to 100% of annual salary based on exceptional performance. During 2001, there were no amounts paid to employees or executives under the 2000 Incentive Compensation Plan.

        The Committee provides equity incentive compensation through the grant of stock options under the Company's 1997 Long-Term Incentive Plan (the "Plan"). All grants of options under the Plan are made at an exercise price equal to the fair market value of the Common Stock on the grant date and vest in three annual installments. In 2001, stock options for 335,000 shares of Common Stock (adjusted for the Company's one-for-two reverse stock split effective December 26, 2001) were granted by the Compensation Committee under the Plan to 30 individuals. Of that total, stock options for 25,000 shares were granted to Mr. Mallon. The Compensation Committee intends to make future grants under the Plan based on the achievement of individual and Company goals, as well as a subjective analysis of the executive's or key employee's contributions to the Company.

        Section 162(m) of the Internal Revenue code limits the deductibility of compensation in excess of $1.0 million paid to the Chief Executive Officer and the four most highly compensated officers of the company (other than the Chief Executive Officer) in any fiscal year, unless the compensation qualifies as "performance based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate and competitive compensation. The aggregate base salaries and bonuses of the Company's executive officers are not in the foreseeable future expected to exceed the $1.0 million limit, and options under the Company's Long-Term Incentive Plan are intended to qualify as performance-based compensation.

Compensation Committee: Peter T. Garahan (Chair) Ann Torre Grant Dennis E. Logue William M. Newport

Compensation Committee Interlocks and Insider Participation

        The Board of Directors has a Compensation Committee consisting of Peter T. Garahan (Chair), Ann Torre Grant, Dennis E. Logue and William M. Newport. Except for Mr. Hill, the Company's former Chairman, President and Chief Executive Officer, no other officer or employee participated in deliberations of the Board of Directors concerning executive officer compensation. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Report of the Audit Committee of the Board of Directors

        The Audit Committee of the Board of Directors of the Company is composed of Ann Torre Grant (Chairperson), Peter T. Garahan, Dennis E. Logue and William M. Newport, all of whom are independent directors. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

        During 2001, the Audit Committee met ten times and held discussions with management and its independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. These matters included a discussion with BDO Seidman, LLP on their judgments on the quality of the Company's accounting principles as applied to financial reporting. During the course of its engagement by the Company, BDO Seidman, LLP expressed itself as being satisfied that the Company's accounting staff was forthright and straightforward in answering all questions or comments which BDO Seidman, LLP posed to that accounting staff and that, in the expressed opinion of the independent auditors, there is no evidence of any lack of forthrightness on the part of the Company's accounting staff.

        The Audit Committee has received and reviewed the written disclosures and letter from the independent auditors regarding their independence as required by Independence Standards Board Standard No. 1, Independent Discussions with Audit Committees, as amended, and has discussed with the auditors the auditors' independence. The Audit Committee has considered whether the provision by BDO Seidman, LLP of non-audit services described elsewhere in this proxy statement is compatible with maintaining its independence.

        The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. The Audit Committee has also recommended the selection of BDO Seidman, LLP as the Company's independent auditors for 2002, subject to stockholder ratification.

Peter T. Garahan Ann Torre Grant (Chair) Dennis E. Logue William M. Newport

PROPOSAL 2
APPROVAL OF INDEPENDENT ACCOUNTANTS

        The Board of Directors, upon the recommendation of the Audit Committee, has selected BDO Seidman, LLP, independent accountants, as auditors of the Company to examine and report to stockholders on the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending on December 31, 2002. Representatives of BDO Seidman, LLP, will be present at the Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions from stockholders.

        On August 3, 2000, the Company dismissed PricewaterhouseCoopers LLP and changed its independent accountants from PricewaterhouseCoopers LLP to BDO Seidman, LLP, effective August 14, 2000. In connection with the Company's audit for fiscal year 1999 and through August 14, 2000, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years. Through August 14, 2000, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v) except that in connection with its audit of the December 31, 1999 financial statements, PricewaterhouseCoopers LLP reported material weaknesses in the Registrant's internal control relative to the revenue cycle and associated contracting process and the accounts receivable and collection process. The Company has since revised and improved its internal operating policies and procedures that addressed such concerns. Management of the Company is of the opinion that such material weaknesses have been substantially corrected. PricewaterhouseCoopers LLP is not in a position to comment on the effectiveness of such operating policies and procedures. PricewaterhouseCoopers LLP has not advised the Company that information has come to its attention that has led them to no longer be able to rely on management's representations, or that has made PricewaterhouseCoopers LLP unwilling to be associated with the financial statements prepared by management of the Company.

        The following table sets forth fees billed or expected to be billed to the Company by BDO Seidman, LLP for 1) services rendered for the audit of the Company's annual financial statements for fiscal year 2001 and review of quarterly financial statements, 2) services rendered for tax return preparation and consulting during fiscal year 2001, 3) services rendered during fiscal year 2001 for provision of any financial information systems design and implementation, and 4) all other fees for services rendered during fiscal year 2001.

Audit Fees	$189,000
Tax Consulting	60,000
Financial Information Systems Design and Implementation Fees	-0-
All Other Fees	26,000

        The Audit Committee has considered whether the provision by BDO Seidman, LLP of non-audit services described above is compatible with maintaining its independence.

Recommendation of the Board of Directors

        The Board of Directors recommends a vote "FOR" approval of appointment of BDO Seidman, LLP, as independent accountants for the year ending December 31, 2002.

Required Approval

        Appointment of BDO Seidman, LLP as independent accountants requires a majority of the votes cast at a meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent (10%) of the Common Stock (collectively, "Reporting Persons") to file initial reports of ownership and reports of changes of ownership of the Common Stock with the Securities and Exchange Commission ("SEC"). Reporting Persons are required to furnish the Company with copies of all forms that they file under Section 16(a). Based solely upon a review of the copies of such forms received by the Company or written representations from Reporting Persons, the Company believes that all Reporting Persons complied with all applicable filing requirements under Section 16(a) in 2001, except for Mr. Huitt who filed late the Form 3 report required upon his becoming a Reporting Person.

PERFORMANCE MEASUREMENT PRESENTATION

        The following graph shows a comparison of the cumulative total returns for an investment in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Computer & Data Processing Services Index. Although the SEC requires the Company to present a graph for a five year period, the Common Stock has been publicly traded only since February 5, 1998 and, as a result, the following chart commences as of such date.

        The comparison assumes the investment of $100 on February 5, 1998, in the Company's Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

	2/5/98	12/31/98	12/31/99	12/31/00	12/31/01
Condor Technology Solutions, Inc.	100.00	76.92	10.58	0.54	0.62
Nasdaq Composite Index	100.00	131.91	244.25	202.04	117.07
Nasdaq Computer & Data Processing Services Index	100.00	158.63	184.49	100.85	129.17

STOCKHOLDER PROPOSALS

        Stockholder proposals submitted for inclusion in the Proxy Statement for the 2003 Annual Meeting of stockholders must be received by the Company at the Company's executive office in Baltimore, Maryland and must be submitted in accordance with Rule 14a-8 of the Exchange Act on or before December 10, 2002.

        All proposals intended to be submitted at the 2003 Annual Meeting of stockholders which are not sought to be included in the proxy statement must be received by the Company at the Company's executive offices no later than December 31, 2002. However, in the event that the 2003 Annual Meeting of the stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2002 Annual Meeting, proposals to be considered timely must be received by the later of the 90th day prior to the 2003 Annual Meeting or the 10th day following public announcement of the meeting date.

FORWARD-LOOKING STATEMENTS

        Statements in this discussion regarding expectations, plans and future events or conditions are forward-looking statements. Actual future results, including financial performance, resolution of contingencies, attracting and retaining highly skilled personnel, and the effect of changes in interest rates and other market conditions, could differ materially depending on a number of factors. These factors include management's ability to implement plans successfully and on schedule, the outcome of contract negotiations, contract performance and other factors.

INCORPORATION BY REFERENCE

        The Company's audited financial statements and management's discussion and analysis for the fiscal year ended December 31, 2001, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 are incorporated herein by reference and a copy of the Form 10-K is enclosed herewith.

OTHER BUSINESS

        The Board of Directors does not intend to bring any other matter before the Meeting and does not know of any other business which others will present for consideration at the Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting of stockholders and this Proxy Statement may be acted on at the Meeting. If any other business does properly come before the Meeting the proxy holders will vote on such matters according to their discretion.

        ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

Proxy Card

        CONDOR TECHNOLOGY SOLUTIONS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints J. L. Huitt, Jr. and John F. McCabe (the "Proxy Committee") or any of them as proxies, with full power of substitution, to vote as directed all Shares of Condor Technology Solutions, Inc. the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders of Condor Technology Solutions, Inc. to be held at 333 West Camden Street, Baltimore, Maryland on May 14, 2002, at 10:00 a.m. This Proxy authorizes each of them to vote at his discretion on any other matter that may properly come before the Meeting or any adjournment thereof. If this card contains no specific voting instructions, my (our) Shares will be voted in accordance with the recommendation of the Board of Directors.

☒	Please mark your votes as in this example.

The Board of Directors recommends a vote FOR election of director and FOR proposal 2.

		FOR	WITHHELD
1.	Election of Class II Director for a three-year term ending at the annual meeting in 2005	☐	☐
Nominee: Dennis E. Logue
		FOR	AGAINST	ABSTAIN
2.	Approval of Appointment of Independent Accountants	☐	☐	☐

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

SIGNATURE(S):	DATE

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of one Class II director and FOR proposal 2.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 14, 2002
PROXY STATEMENT
VOTING SECURITIES AND RECORD DATE
VOTING RIGHTS AND SOLICITATION OF PROXIES
PROPOSAL 1 ELECTION OF DIRECTORS
PRINCIPAL STOCKHOLDERS
EXECUTIVE COMPENSATION
Summary Compensation Table
PROPOSAL 2 APPROVAL OF INDEPENDENT ACCOUNTANTS
PERFORMANCE MEASUREMENT PRESENTATION
STOCKHOLDER PROPOSALS
FORWARD-LOOKING STATEMENTS
INCORPORATION BY REFERENCE
OTHER BUSINESS